EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-257322, 333-261558, 333-225236, 333-230496, 333-237198, and 333-245655 on Form S-8 and No. 333-267795 on Form S-3 of our report dated March 28, 2024, with respect to the consolidated financial statements of Iterum Therapeutics plc.

/s/ KMPG

Dublin, Ireland

March 28, 2024